Exhibit 5.1

January 26, 2021

Houston American Energy Corp.

801 Travis Street, Suite 1425

Houston, Texas 77002

Re: Registration Statement on Form S-3 (File No. 333-228749)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated February 1, 2019 (the “Base Prospectus”), and the prospectus supplement dated January 26, 2021 (the prospectus supplement together with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by Houston American Energy Corp. (the “Company”) of up to $4,768,428 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, through Univest Securities, LLC (“Univest”) acting as sales agent, pursuant to the At-the-Market Issuance Sales Agreement, dated January 26, 2021, by and between the Company and Univest.

We have acted as counsel for the Company in connection with the issuance of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus contained therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly,

/s/ Michael W. Sanders

Michael W. Sanders